As filed with the Securities and Exchange Commission on March 16, 2022.

Registration No. 333-257570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endeavor Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7900	83-3340169
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Lublin

Chief Financial Officer

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill, Esq. Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Seth Krauss, Esq.

Chief Legal Officer

Robert Hilton, Esq.

Senior Vice President, Associate General Counsel & Corporate Secretary

Endeavor Group Holdings, Inc.
11 Madison Avenue
New York, NY 10010
(212) 586-5100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-257570)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-257570) (the “Registration Statement”) of Endeavor Group Holdings, Inc. is being filed as an exhibit-only filing solely to file a consent of Deloitte & Touche LLP with respect to its report dated March 16, 2022 relating to the financial statements of Endeavor Group Holdings, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021, filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

i

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Some of the agreements included as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description

1.1#*	Transaction Agreement dated as of February 16, 2021, by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., and the other parties named therein (incorporated by reference to Exhibit 1.2 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

1.2*	Amendment No. 1 to Transaction Agreement, dated as of April 19, 2021, by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., and the other parties named therein (incorporated by reference to Exhibit 1.3 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

3.1*	Amended and Restated Certificate of Incorporation of Endeavor Group Holdings, Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

3.2*	Amended and Restated Bylaws of Endeavor Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

4.1*	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

5.1*	Opinion of Latham & Watkins LLP as to legality of the Class A common stock.

10.1*	First Lien Credit Agreement dated as of May 6, 2014, among WME IMG Holdings, LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, Iris Merger Sub, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank, Barclays Bank PLC, as syndication agent and Royal Bank of Canada and Deutsche Bank AG New York Branch, as co-documentation agents (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.2*	First Incremental Term Facility Amendment dated as of June 10, 2016, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and the initial Additional Term B Lenders (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.3*	Second Incremental Term Facility Amendment dated as of November 10, 2016, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and the initial Second Additional Term B Lenders (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.4*	First Refinancing Amendment, dated as of February 9, 2017, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.5*	Third Incremental Term Facility Amendment, dated as of March 1, 2017, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and the initial Third Additional Term B Lenders (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

Exhibit Number	Description
10.6*

Amendment No. 5, dated as of May  18, 2018 among WME IMG Holdings LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.7*	Amendment No. 6, dated as of February 18, 2020, among WME IMG Holdings LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.8*	Amendment No. 7, dated as of April 2, 2020, among WME IMG Holdings LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.9*	Amendment No. 8, dated as of May 13, 2020, among WME IMG Holdings LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.10#*	Amendment No. 9, dated as of April 19, 2021, among WME IMG Holdings LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.11*	First Lien Credit Agreement dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent, swingline lender and issuing bank, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Bank USA, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and KKR Capital Markets LLC as co-documentation agents (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.12*	First Refinancing Amendment, dated as of February 21, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.13*	Second Refinancing Amendment dated as of January 27, 2021, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.14*	First Lien Incremental Term Facility Amendment, dated as of April 25, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent and the initial First Additional Term B Lender (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.15*	Third Amendment dated as of March 26, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

Exhibit Number	Description
10.16*

Fourth Amendment dated April  29, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.17*	Fifth Amendment dated September 18, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.18#*	Sixth Amendment dated June 15, 2020, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.19#*	Revolving Credit Agreement dated February 27, 2020, among Endeavor OLE Buyer, LLC, On Location Events, LLC, PrimeSport Holdings Inc., and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.20#*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.21#*	Stockholders Agreement by and among Endeavor Group Holdings, Inc. and the stockholders named therein (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.22#*	Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.23#*	Tax Receivable Agreement by and among Endeavor Group Holdings, Inc. and the Post-IPO TRA Holders (incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.24*	Amended and Restated Limited Liability Company Agreement of Endeavor Operating Company, LLC (incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.25*	Amended and Restated Limited Liability Company Agreement of Endeavor Manager, LLC (incorporated by reference to Exhibit 10.7 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.26^*	Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, LLC, dated as of August 18, 2016 (incorporated by reference to Exhibit 10.25 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

10.27*	Subscription Agreement (incorporated by reference to Exhibit 10.8 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.28*	Endeavor Group Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.28 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.29*	Form of Nonqualified Option Award Agreement under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.29 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

Exhibit Number	Description
10.30*

Form of Restricted Stock Unit Award under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.31*	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.32*	Second Amended and Restated Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Ariel Emanuel, dated March 13, 2019 (incorporated by reference to Exhibit 10.32 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.33*	Second Amended and Restated Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Patrick Whitesell, dated March 13, 2019 (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.34*	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Jason Lublin, dated April 19, 2021 (incorporated by reference to Exhibit 10.13 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.35*	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Mark Shapiro, dated April 19, 2021 (incorporated by reference to Exhibit 10.14 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.36*	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Seth Krauss, dated April 19, 2021 (incorporated by reference to Exhibit 10.15 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.37*	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Christian Muirhead, dated April 19, 2021 (incorporated by reference to Exhibit 10.16 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.38#*	Term Employment Agreement by and between WME IMG, LLC and Kerry Chandler, dated October 9, 2018 (incorporated by reference to Exhibit 10.38 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.39*	Restrictive Covenant Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Ariel Emanuel, dated March 13, 2019 (incorporated by reference to Exhibit 10.39 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.40*	Restrictive Covenant Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Patrick Whitesell, dated March 13, 2019 (incorporated by reference to Exhibit 10.40 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.41*	Future Incentive Units Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Ariel Emanuel and solely for purposes of Section 1 and 4, WME Iris Management Holdco II, LLC, WME Iris Management V Holdco, LLC and WME Holdco, LLC, dated March 13, 2019 (incorporated by reference to Exhibit 10.41 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.42*	Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Patrick Whitesell and solely for purposes of Section 1 and 3, WME Iris Management Holdco II, LLC, WME Iris Management V Holdco, LLC, WME Holdco and LLC, dated March 13, 2019 (incorporated by reference to Exhibit 10.42 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

Exhibit Number	Description
10.43*

Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Jason Lublin, WME Iris Management Holdco II, LLC, WME Iris Management IV Holdco, LLC and WME Holdco, LLC, dated April 19, 2021 (incorporated by reference to Exhibit 10.17 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.44*	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Mark Shapiro, WME Iris Management Holdco, LLC, WME Iris Management Holdco II, LLC and WME Iris Management IV Holdco, LLC, dated April 19, 2021 (incorporated by reference to Exhibit 10.18 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.45*	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Seth Krauss, WME Iris Management Holdco, LLC, WME Iris Management IV Holdco, LLC and WME Iris Management V Holdco, LLC, dated April 19, 2021 (incorporated by reference to Exhibit 10.19 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.46*	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Christian Muirhead, WME Iris Management IV Holdco, LLC and WME Holdco, LLC, dated April 19, 2021 (incorporated by reference to Exhibit 10.20 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.47*	Award Agreement, by and between Zuffa Parent, LLC and Ariel Emanuel, dated March 13, 2019, as amended (incorporated by reference to Exhibit 10.47 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.48*	Letter Agreement, by and between Zuffa Parent, LLC and Ariel Emanuel, dated April 1, 2019 (incorporated by reference to Exhibit 10.48 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.49*	Award Agreement, by and between Zuffa Parent, LLC and Patrick Whitesell, dated November 15, 2016 (incorporated by reference to Exhibit 10.49 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.50*	Award Agreement, by and between Zuffa Parent, LLC and Patrick Whitesell, dated December 16, 2016 (incorporated by reference to Exhibit 10.50 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.51*	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Jason Lublin, dated December 16, 2016 (incorporated by reference to Exhibit 10.51 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.52*	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Mark Shapiro, dated December 16, 2016 (incorporated by reference to Exhibit 10.52 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.53*	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Seth Krauss, dated February 6, 2017 (incorporated by reference to Exhibit 10.53 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.54*	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Christian Muirhead, dated December 16, 2016 (incorporated by reference to Exhibit 10.54 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.55*	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.55 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

Exhibit Number	Description
10.56*

Class  B Unit Award Agreement, by and between Endeavor China Direct, LLC and Grantee (incorporated by reference to Exhibit 10.56 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.57*	Profits Interest Award Agreement, by and between WME IMG China, LP and Grantee (incorporated by reference to Exhibit 10.57 to our Registration Statement on Form S-1/A filed with the SEC on April 20, 2021).

10.58*	Time-Vesting and Performance-Vesting Restricted Stock Unit Award Agreement under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan, by and between Ariel Emanuel and Endeavor Group Holdings, Inc. (incorporated by reference to Exhibit 10.24 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.59*	Time-Vesting Restricted Stock Unit Award Agreement under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan, by and between Ariel Emanuel and Endeavor Group Holdings, Inc. (incorporated by reference to Exhibit 10.25 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.60*	Performance-Vesting Restricted Stock Unit Award Agreement under the Endeavor Group Holdings, Inc. 2021 Incentive Award Plan, by and between Patrick Whitesell and Endeavor Group Holdings, Inc. (incorporated by reference to Exhibit 10.26 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.61*	Zuffa Future Incentive Unit Cancellation Agreement, by and between Zuffa Parent, LLC and Ariel Emanuel, dated April 19, 2021 (incorporated by reference to Exhibit 10.27 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

10.62*	Future Incentive Unit Cancellation Agreement, by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc. and Ariel Emanuel, dated April 19, 2021 (incorporated by reference to Exhibit 10.28 to our Quarterly Report on Form 10-Q filed with the SEC on June 2, 2021).

21.1*	Subsidiaries of Endeavor Group Holdings, Inc. (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1 filed with the SEC on March 31, 2021).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature page of this Part II).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
^

Certain portions of this exhibit (indicated by “[***]”) have been omitted as we have determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to us if publicly disclosed.

#	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 16, 2022.

ENDEAVOR GROUP HOLDINGS, INC.

By	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 16, 2022, by the following persons in the capacities indicated.

Signature	Title

/s/ Ariel Emanuel Ariel Emanuel	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Jason Lublin Jason Lublin	Chief Financial Officer (Principal Financial Officer)

/s/ William Fullerton William Fullerton	Global Controller and Chief Accounting Officer (Principal Accounting Officer)

* Patrick Whitesell	Executive Chairman and Director

* Egon Durban	Director

* Stephen Evans	Director

*By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Attorney-in-fact